UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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PEPCO HOLDINGS, INC.

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701 Ninth Street, NW Washington, DC 20068

November 25, 2015

Dear Fellow Stockholders:

We are seeking your support at the Pepco Holdings, Inc. (“PHI”, the “Company”, “we”, “us” or “our”) 2015 Annual Meeting of Stockholders on December 16, 2015 by voting “FOR” the election of each of the nine director candidates nominated by the Board of Directors in Proposal 1, and “FOR” Proposal 2, to approve, on an advisory basis, the Company’s executive compensation, or Say-on-Pay. Proposal 2 is described beginning on page 27 of our proxy statement.

Our Board of Directors has recommended a vote “FOR” the election of each of the nine director candidates nominated by the Board of Directors and a vote “FOR” approval of our executive compensation program.

We would like to provide additional information regarding the Company’s 2015 stockholder outreach efforts as well as Mr. Rigby’s compensation. This discussion provides critical context for the compensation decisions implemented by the Board of Directors. You should consider the following information before making your voting decision as to the election of our Board of Directors and our Say-on-Pay proposal.

Stockholder Outreach Efforts

Notwithstanding the pending merger, we would like to clarify the Compensation Committee’s efforts to respond to stockholder concerns evidenced by the stockholder vote on executive compensation at the 2014 Annual Meeting at which 62.4% of the stockholders voted for the Company’s “say-on-pay” proposal and 35.7% voted against.

In connection with 2015 stockholder outreach efforts, we contacted stockholders owning collectively approximately 40% of the Company’s outstanding shares. While the purpose of these discussions was to address executive compensation matters and corporate governance, the primary focus of the stockholders not unsurprisingly was on the pendency of our proposed merger with Exelon Corporation (Exelon). During these discussions, no specific concerns were raised by any stockholder regarding executive compensation or corporate governance matters. Although an explanation was provided regarding Mr. Rigby’s retention awards and there were discussions of the awards provided under Mr. Rigby’s contract extension to induce him to delay his retirement until the merger is completed, no stockholders raised any concerns regarding Mr. Rigby’s compensation arrangements.

In furtherance of its ongoing efforts to align executive compensation with long-term shareholder value, the Company also engaged with stockholders regarding possible changes to its long-term incentive program metrics for calendar year 2016 assuming the merger had not closed prior to that time that those awards would be established. Certain stockholders expressed a preference for the continued use of relative total shareholder return while others expressed a preference for forward-looking, calculable financial metrics, such as return on equity, return on capital and return on invested capital. Based on these discussions and in view of the delay in the merger closing, the Compensation Committee is currently evaluating the metrics used in the Company’s long-term incentive program and will determine whether to modify such metrics for calendar year 2016 in furtherance of its efforts to ensure that executive compensation is aligned with Company performance and the enhancement of stockholder value. In the course of its decision-making process for 2016, the Compensation Committee will consider the views of stockholders, proxy advisory policies, peer group practices and advice from its independent compensation consultant. Any changes to 2016 metrics will be described in the Company’s 2016 proxy statement.

As a result of these discussions with stockholders in which no concerns were expressed regarding compensation matters, the ongoing 2016 performance metrics evaluation process and the pending merger, the Company does not believe additional actions in response to the shareholder vote on executive compensation at the 2014 annual meeting were warranted at this time.

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Mr. Rigby’s Compensation

The two primary drivers of the increase in Mr. Rigby’s total 2014 compensation as compared to 2013 were extraordinary events not tied to PHI’s overall compensation philosophy: the restricted stock grants in connection with Mr. Rigby’s employment extension agreement and an approximate $4.4 million increase in the present value of accumulated pension benefits for Mr. Rigby.

On January 24, 2014, Mr. Rigby notified the Company’s Board of Directors of his intention to step down from his position as President and CEO in 2014. Subsequent to this announcement, the Company entered into merger negotiations with Exelon, which led to the entry into an Agreement and Plan of Merger with Exelon, dated April 29, 2014. In view of this development, the Board of Directors requested that Mr. Rigby extend his employment until the completion of the merger. The Board of Directors’ desire to extend the term of employment of Mr. Rigby was based on its determination that his continued guidance and leadership of the Company were critical to securing the required regulatory approvals necessary to the successful completion of the merger. As inducement for Mr. Rigby to delay his planned retirement and extend the term of his employment with the Company, the Board of Directors approved the grant of vested and unvested shares of restricted stock, with a combined grant-date fair-value of $5 million. As discussed in our proxy statement, $2 million in restricted stock vested immediately, but may not be sold or otherwise transferred until Mr. Rigby’s employment with the Company ends. The vesting of the balance of the award is contingent on Mr. Rigby remaining with the Company for the entire 24-month employment extension period or the earlier completion of the merger.

But for the pending merger with Exelon and the Compensation Committee’s view that the retention of Mr. Rigby would be critical to the successful completion of the merger, the Company would not have entered into the employment extension agreement and Mr. Rigby would not have received this additional compensation. In addition, it is important to note that Exelon supported the extension of Mr. Rigby’s employment and the restricted stock grants to Mr. Rigby. We also note that the restricted stock grant to Mr. Rigby did not have any impact on the determination of the merger consideration of $27.25 per share.

Also, as noted above, the value of Mr. Rigby’s accumulated pension benefits increased by approximately $4.4 million during 2014 as compared to 2013. The primary drivers of this increase were changes in actuarial assumptions utilized in calculating pension benefits, Mr. Rigby’s satisfaction of the age and service requirements for the receipt of retirement benefits under the 2011 Supplemental Executive Retirement Plan (SERP), and the issuance of restricted stock in 2014 (as opposed to paying this amount in cash in 2015) in satisfaction of the annual 2014 bonus under the Company’s Executive Incentive Compensation Plan (EICP), as discussed on page 42 of the proxy statement. The payment of this bonus at the end of 2014, rather than at the beginning of 2015, resulted both in an increase of approximately $2.3 million in accumulated pension benefits at December 31, 2014 based on the formula set forth in the SERP (which did not change and which is consistent with both peer practices and the Company’s median pay philosophy), as well as Mr. Rigby’s compensation as reported for 2014 in the summary compensation table by including both the 2013 and 2014 annual bonus payments which were each paid in 2014. This timing change of the 2014 bonus payment did not impact the amount of the 2014 payment and was effected for tax planning reasons in contemplation of the merger closing in April of 2015. The Company utilized restricted stock to preserve the deductibility of this payment under Section 162(m) of the Internal Revenue Code.

Accordingly, the primary drivers for the increase in Mr. Rigby’s total 2014 compensation were primarily due to extraordinary events and the functioning of our defined benefit and other plans, which plans are market competitive and benchmarked at median practices.

Conclusion

Our executive compensation philosophy is straightforward: we reward our executives for their contributions to our business and operational performance and stockholder value creation by tying a significant portion of their total compensation directly to our short-term and long-term performance.

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Our executive compensation program is designed to:

•	target median pay practices;
•	provide executives with competitive compensation opportunities and benefits;
•	tie a significant portion of compensation to our operational and financial performance;
•	align the financial interests of our named executive officers with those of the stockholders;
•	provide rewards for executive performance that target recognized key drivers of performance in the utility industry;
•	utilize performance metrics that serve to measure increases in value to our stockholders and reflect key operational and regulatory criteria;
•	strike a careful balance between risk and reward so as to not encourage executives to take excessive risk; and
•	ensure that executives’ interests are aligned with stockholders through the use of executive stock ownership requirements.

Excluding the extraordinary situation of the pending merger and related compensation events unique to Mr. Rigby during 2014 discussed above, we believe that our compensation program achieves each of these objectives. Further, the significant value created for stockholders in the merger consideration clearly demonstrates the clear nexus between pay and performance and is a testament to Mr. Rigby’s extraordinary efforts to complete the merger in a challenging regulatory environment.

To keep our focus on increasing shareholder value tied to improved performance and completion of the merger, the Board of Directors urges you to vote “FOR” the election of each of the nine director candidates nominated by the Board of Directors, including each of the members of our Compensation Committee, to the Board of Directors, and to vote “FOR” Proposal 2, our Say-on-Pay proposal, and approve, on an advisory basis, the Company’s executive compensation.

Sincerely,

/s/ P. M. BARBAS

Paul M. Barbas

Chair of the Compensation/Human Resources Committee

Board of Directors, Pepco Holdings, Inc.

Sincerely,

/s/ LESTER P. SILVERMAN

Lester P. Silverman

Lead Independent Director

Boa

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